NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Third Quarter Fiscal 2014 Results

Q3 Highlights

•	Q3 net sales of $29.6 million increased nearly 14% over prior year Q3 sales of $26.0 million, and were up nearly 10% sequentially over current year Q2 sales of $27.0 million.

•	Q3 operating income of $3.3 million, or 11.3% of sales, was up 116% from prior year Q3 operating income of $1.5 million. Earnings per share from continuing operations increased 126% to $.88 per share.

•	Q3 adjusted EBITDA (see reconciliation below) totaled nearly $4.7 million, or 15.7% of sales, compared to $3.5 million, or 13.4% of sales, for the same period last year.

•	Cash balances were $12.4 million as of September 28, 2014, after Q3 cash contributions of $7.1 million to the Company’s pension plan.

Menomonee Falls, Wis., Nov. 10, 2014 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today reported the results of its third quarter of fiscal year 2014, ended September 28, 2014.

Third Quarter Results

In the third quarter of fiscal 2014, Magnetek recorded revenue of $29.6 million, a $3.6 million increase over prior year third quarter sales of $26.0 million. The year-over-year increase was mainly due to higher sales into material handling markets, which increased $2.3 million to $21.9 million, and higher sales into elevator markets, which increased $1.0 million to $6.2 million. Operating income and earnings per share were up significantly year-over-year, due to improvements in gross margins, effective cost control, and lower pension expense. As a result, third quarter earnings per share from continuing operations increased to $.88 per share compared to prior year earnings from continuing operations of $.39 per share.
“The improvements we saw in end market conditions in our second quarter continued into the third quarter, and manufacturing activity in the U.S. continued to accelerate. The combination of higher sales volume, cost control, and strong execution resulted in exceptional profitability at both the gross profit and operating profit lines,” said Peter McCormick, Magnetek’s president and chief executive officer.
Gross profit amounted to $10.9 million (36.9% of sales) in the third quarter of 2014 versus $9.2 million (35.3% of sales) in the same period a year ago. The increase in gross profit and gross margin as a percentage of sales was primarily due to higher sales volumes in the current year, as well as selective pricing and cost actions implemented over the past several quarters.
Total operating expenses, consisting of research and development, pension expense, and selling, general and administrative costs, were $7.6 million in the third quarter of 2014, comparable to $7.6 million in the third quarter of fiscal 2013. Compared to the prior year, pension expense of $0.9 million was lower than prior year third quarter pension expense of $1.6 million. However, the lower pension expense was largely offset by increased incentive compensation provisions in the quarter.
Income from continuing operations after provision for income taxes in the third quarter of fiscal 2014 was $3.2 million, or $.88 per diluted share, compared to after-tax income from continuing operations of $1.3 million, or $.39 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.88 per diluted share in the third quarter of 2014 versus net income of $.34 per diluted share in the third quarter of fiscal 2013.
Unrestricted cash balances decreased by $3.7 million during the third quarter of fiscal 2014 to $12.2 million at September 28, 2014, reflecting cash contributions of $7.1 million to the Company’s defined benefit pension plan during the third quarter.

Operations and Outlook

Total current year third quarter bookings were $29.6 million, resulting in a book-to-bill ratio for the quarter of 100%, and total Company order backlog was $14.8 million at September 28, 2014.
“Our business continues to have strong momentum as measured by quotations, orders, and sales metrics. While recent economic and political developments have led to increased volatility in financial markets and a sense of growing global economic uncertainties, we haven’t seen any unfavorable impact in our business related to these issues to date. We remain optimistic that economic and manufacturing activity in the U.S. will continue at healthy levels through the remainder of 2014, and as a result, we expect a strong finish to the year,” said Mr. McCormick. “Over the past several quarters, we’ve taken a number of actions to improve the operating leverage in our business and we’ve seen the favorable impact of those actions in our results for the past two quarters. Looking ahead to the fourth quarter, while our sales may decline modestly from the recently completed third quarter, we fully expect that we should again post a healthy year-over-year increase in sales; and operating profit margins, adjusted for pension settlement charges, should again exceed our stated target of 10%,” continued Mr. McCormick (see Pension Update below for a discussion of pension settlement charges).
“Our strategy for some time now has been focused on increasing the value of the Company by growing our sales organically, generating healthy levels of profit and cash flow, and meaningfully reducing our pension obligation. We’ve been successful with these initiatives over time, as demonstrated by the anticipated 5% year-over-year growth in our sales, and we expect continued success beyond 2014. It’s difficult at this point to predict future sales volume beyond the fourth quarter, however, assuming sales levels in 2015 are at a minimum consistent with the current year run rate of about $108 million, we should see further earnings growth next year based on expected lower pension expense and lower tax provisions. We should also be in a position where we’ll have more options in allocating our resources, as our mandatory cash contributions to the pension plan should decline materially after this year,” concluded Mr. McCormick.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and the persistent low interest rate environment, the Company’s annual pension expense and required minimum contributions to the pension plan have been substantial over the past several years.
Through a combination of contributions to pension assets and positive year-to-date asset returns, the Company’s pension plan assets have increased from $161 million at the beginning of 2014 to $180 million as of the end of September 2014. During the same time, the Company’s estimated pension obligation has remained roughly the same at approximately $210 million, as the negative impact of declining interest rates and imputed interest has been largely offset by benefit payments and changes in interest rate crediting assumptions. As a result, Company management estimates that the Company’s net pension liability has decreased by $18 million in the first nine months of 2014, from $48 million at the beginning of the year to approximately $30 million as of September 28, 2014.
From a funding standpoint, the Company made cash contributions totaling approximately $11 million and also contributed Company common stock valued at more than $7 million to its pension plan during the first nine months of fiscal 2014. Subsequent to the end of the third quarter, in October 2014, the Company made an additional cash contribution of $4 million to its pension plan, which represented the final mandatory contribution for 2014. Based on current actuarial assumptions, future contributions beyond fiscal 2014 to achieve fully funded status are currently estimated at $29 million, a reduction of $14 million from the aggregate funding amounts of $43 million estimated at the beginning of fiscal 2014. Of this total, minimum required contributions are currently estimated at $4 million for fiscal 2015, and then declining to between $2 and $3 million annually for fiscal years 2016 through 2018. The timing of the Company’s required contributions has shifted several years into the future based on the passage by Congress in August 2014 of the Highway and Transportation Funding Act, which included extended pension funding relief.
The Company is currently in the process of offering a lump sum payout of pension benefits (a “lump sum window”) to eligible deferred vested participants. A total of approximately 3,000 participants were offered the lump sum window opportunity. The program, which will be funding neutral, is expected to be completed in December 2014. Preliminary results indicate that approximately 2,100 participants have elected the lump sum option, with a total expected payout of about $43 million. This amount will be paid out of pension assets and the Company’s pension liability will be reduced by a similar amount. The lump sum window will reduce the size, volatility, and mortality risk of the pension plan, result in lower future administrative costs, and ultimately reduce the cost of potential future annuitization of the pension plan. Upon completion of the lump sum window, the Company expects to record a one-time, non-cash settlement charge as a component of pension expense in the fourth quarter of fiscal 2014. The settlement charge represents accelerated amortization of actuarial pension losses which are currently recorded on the Company’s balance sheet in accumulated other comprehensive loss as a reduction in stockholders’ equity. These losses would otherwise be amortized to the income statement over time as a component of pension expense. The settlement charge is expected to be in the range of $30 to $35 million and will impact the Company’s fourth quarter operating results, but will have no impact on the Company’s cash flow or financial position and is expected to reduce future pension expense.
Given the lower pension obligation, the impact of the settlement charge, and current actuarial assumptions, the Company currently expects a reduction in its pension expense for fiscal year 2015 of approximately $1.3 million to $1.7 million from the current year estimated expense of $3.7 million, which in turn, represents approximately $.35 to $.45 on a per share basis.
In addition, given the lower expected pension funding amounts, the Company could begin to generate taxable income in fiscal 2015 and beyond, and could then begin to utilize its substantial net operating loss carry-forward tax benefits.
“Our pension situation has presented us with some interesting challenges over time, consuming the majority of our cash flow for a number of years now. The situation this year has been very dynamic, marked by increasing volatility in financial markets, declining interest rates, heavy contributions to the pension plan, both in the form of cash and stock, and of course the lump sum window,” said Marty Schwenner, Magnetek’s chief financial officer. “Overall we’re very pleased that we were able to achieve a fairly sizable reduction in our pension liability to date despite the negative impact of falling interest rates throughout the year. It’s also very encouraging that both pension expense and pension funding amounts for the next several years appear to be converging at much lower amounts; and we feel the success of the lump sum window has also changed our pension dynamics such that we’re better positioned for the future. While we’ll be recording a settlement charge as part of the lump sum window, it’s important to note that it’s a non-cash charge and actually has a favorable impact on pension expense going forward,” continued Mr. Schwenner. “We’re now focused on finalizing the lump sum window and its impacts, prior to re-measuring our pension at year-end with updated asset and liability balances. In early 2015, we’ll be in a position where we’ll have firmer estimates of future pension expense, funding amounts, and potential annuitization costs, and we intend to provide an update at that time. Provided equity markets and interest rates remain relatively stable for the remainder of the year, we should be looking at some very favorable developments for our future earnings and cash flows,” concluded Mr. Schwenner.

Company Webcast

This morning, at 11:00 a.m. Eastern standard time, Magnetek management will host a conference call to discuss Magnetek’s third quarter 2014 results. The conference call and accompanying slide presentation will be webcast live on the “Investor Relations” page of the Company’s website at www.magnetek.com. Institutional investors may also access the webcast at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website for at least ninety days. A replay of the call also will be available through November 17, 2014, by phoning 630-652-3042 (passcode 3813 1508 #).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending December 28, 2014, and its 2014 through 2018 fiscal years. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings, the risk that the Company’s ultimate costs of doing business exceed present estimates, and the Company’s assumptions regarding its pension plan, including estimates of future pension expense and pension contributions. The actual amount of future pension expense and pension contributions are subject to change and are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, voluntary contributions the Company may elect to make to the plan, and other potential regulatory actions. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Statements of Income
(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
	September 28,	September 29,	September 28,	September 29,
Results of Operations:	2014	2013	2014	2013
Net sales	$29,576	$26,011	$80,698	$78,076
Cost of sales	18,649	16,836	51,904	51,416
Gross profit	10,927	9,175	28,794	26,660
Operating expenses:
Research and development	771	828	2,360	2,535
Pension expense	925	1,560	2,775	4,680
Selling, general and administrative	5,891	5,242	16,131	15,621
Total operating expenses	7,587	7,630	21,266	22,836
Operating income	3,340	1,545	7,528	3,824
Provision for income taxes	131	262	611	803
Income from continuing operations	3,209	1,283	6,917	3,021
Income (loss) from discontinued operations	—	(161)	(357)	(262)
Net income	$3,209	$1,122	$6,560	$2,759

Earnings per common share - basic:
Income from continuing operations	$0.96	$0.40	$2.10	$0.94
Income (loss) from discontinued operations	$—	$(0.05)	$(0.11)	$(0.08)
Net income per common share	$0.96	$0.35	$1.99	$0.86

Earnings per common share - diluted:
Income from continuing operations	$0.88	$0.39	$1.90	$0.91
Income (loss) from discontinued operations	$—	$(0.05)	$(0.11)	$(0.08)
Net income per common share	$0.88	$0.34	$1.79	$0.83

Weighted average shares outstanding:
Basic	3,339	3,237	3,289	3,224
Diluted	3,650	3,335	3,637	3,319

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
Operating income (GAAP)	$3,340	$1,545	$7,528	$3,824
As a percent of sales	11.3%	5.9%	9.3%	4.9%
Add: pension expense	925	1,560	2,775	4,680
Adjusted operating income (non-GAAP)	$4,265	$3,105	$10,303	$8,504
As a percent of sales	14.4%	11.9%	12.8%	10.9%
Add: depreciation and amortization	203	192	608	569
Add: stock compensation expense	190	201	421	507
Adjusted EBITDA (non-GAAP)	$4,658	$3,498	$11,332	$9,580
As a percent of sales	15.7%	13.4%	14.0%	12.3%

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	September 28,	September 29,	September 28,	September 29,
Other Data:	2014	2013	2014	2013
Depreciation expense	$189	$179	$567	$529
Amortization expense	14	13	41	40
Capital expenditures	293	160	652	353

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	September 28,	December 29,
	2014	2013
	(Unaudited)
Cash	$12,176	$14,960
Restricted cash	262	262
Accounts receivable	17,375	15,100
Inventories	14,069	13,322
Prepaid and other current assets	393	814
Total current assets	44,275	44,458

Property, plant & equipment, net	2,817	2,735
Goodwill	30,395	30,427
Other assets	4,029	4,349

Total assets	$81,516	$81,969

Accounts payable	$10,432	$10,403
Accrued liabilities	5,389	4,833
Total current liabilities	15,821	15,236

Pension benefit obligations, net	27,310	48,461
Other long-term obligations	852	911
Deferred income taxes	9,730	9,125
Total liabilities	53,713	73,733

Common stock	35	33
Paid in capital in excess of par value	150,390	142,598
Retained earnings	23,648	17,088
Accumulated other comprehensive loss	(146,270)	(151,483)
Total stockholders' equity	27,803	8,236

Total liabilities and stockholders' equity	$81,516	$81,969